EXHIBIT 99.3

ORACLE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Oracle Corporation and PeopleSoft, Inc. after giving effect to our acquisition of PeopleSoft (Acquisition), borrowings under our $9.5 billion short-term loan agreement (Bridge Loan) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. We acquired a majority ownership of PeopleSoft on December 29, 2004.

The unaudited pro forma condensed combined balance sheet as of November 30, 2004 is presented as if the Acquisition and borrowings under the Bridge Loan occurred on November 30, 2004. The unaudited pro forma condensed combined statement of operations of Oracle and PeopleSoft for the six months ended November 30, 2004 is presented as if the Acquisition and borrowings under the Bridge Loan had taken place on June 1, 2003 and were carried forward through November 30, 2004. The unaudited pro forma condensed combined statement of operations of Oracle and PeopleSoft for the year ended May 31, 2004 is presented as if the Acquisition and borrowings under the Bridge Loan had taken place on June 1, 2003 and were carried forward through May 31, 2004.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Our estimates and assumptions are subject to change upon the finalization of the valuation. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and goodwill, the fair value of deferred support revenues, the fair value of consulting contract obligations assumed and restructuring costs.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Oracle that would have been reported had the Acquisition and borrowings under the Bridge Loan been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Oracle. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies nor do they include the effects of our plans to refinance and repay a portion of our Bridge Loan. The unaudited pro forma financial statements also do not include the effects of restructuring certain activities of pre-merger Oracle operations. Additionally, the net tangible assets of PeopleSoft that we acquired on December 29, 2004 were substantially different than the net assets presented in the unaudited pro forma condensed combined balance sheet, primarily as a result of higher cash balances from option exercises and higher trade receivables balances from increased sales volume during PeopleSoft’s fourth fiscal quarter prior to the date of the Acquisition. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Oracle and PeopleSoft included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q.

ORACLE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of November 30, 2004

	Historical		Pro Forma
	Nov 30, 2004	Sep 30, 2004	Adjustments		Pro Forma
(in millions)	Oracle	PeopleSoft	(Note 4)		Combined
ASSETS
Current assets:
Cash and cash equivalents	$5,905	$467	$(862)	(A)	$5,510
Short-term investments	3,531	1,166	-		4,697
Trade receivables, net	1,532	402	-		1,934
Prepaid expenses and other current assets	605	88	-		693

Total current assets	11,573	2,123	(862)		12,834

Non-current assets:
Goodwill	41	1,015	6,195	(B)	7,251
Intangible assets, net	35	588	3,004	(C)	3,627
Property, net	1,084	512	(135)	(D)	1,461
Other assets	404	85	206	(E)	695

Total non-current assets	1,564	2,200	9,270		13,034

Total assets	$13,137	$4,323	$8,408		$25,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term borrowings and current portion of long-term debt	$9	$-	$9,200	(F)	$9,209
Accounts payable and accrued liabilities	1,574	429	558	(G)	2,561
Income taxes payable	904	5	-		909
Restructuring reserves	-	49	310	(H)	359
Deferred revenues	1,497	642	(331)	(I)	1,808

Total current liabilities	3,984	1,125	9,737		14,846

Non-current liabilities:
Notes payable and long-term debt, net	162	-	-		162
Deferred tax liabilities	17	-	1,312	(E)	1,329
Other long-term liabilities	375	160	18	(J)	553

Total non-current liabilities	554	160	1,330		2,044

Commitments and contingencies (Note 6)
Stockholders’ equity	8,599	3,038	(2,659)	(K)	8,978

Total liabilities and stockholders’ equity	$13,137	$4,323	$8,408		$25,868

See notes to unaudited pro forma condensed combined financial statements.

ORACLE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended November 30, 2004

	Historical
	For the Six Months Ended		Pro Forma
	Nov 30, 2004	Sep 30, 2004	Adjustments		Pro Forma
(in millions, except per share data)	Oracle	PeopleSoft	(Note 4)		Combined
Revenues:
New software licenses	$1,534	$292	$-		$1,826
Software license updates and product support	2,427	622	(21)	(L)	3,028

Software revenues	3,961	914	(21)		4,854
Services	1,010	432	-		1,442

Total revenues	4,971	1,346	(21)		6,296

Operating expenses:
Sales and marketing	1,035	371	(6)	(M)	1,400
Software license updates and product support	277	74	(2)	(M)	349
Cost of services	868	381	(6)	(M)	1,243
Research and development	623	268	(5)	(M)	886
General and administrative	255	85	(4)	(M)	336
Amortization of intangible assets	16	61	164	(N)	241
Acquisition related charges	52	26	-		78
Restructuring charges	-	23	-		23
Stock-based compensation(1)	-	8	11	(O)	19

Total operating expenses	3,126	1,297	152		4,575

Operating income	1,845	49	(173)		1,721
Interest expense	(11)	-	(138)	(P)	(149)
Interest income and other, net	58	7	-		65

Income before provision for income taxes	1,892	56	(311)		1,637
Provision for income taxes	568	19	(120)	(Q)	467

Net income	$1,324	$37	$(191)		$1,170

Earnings per share:
Basic	$0.26	$0.10			$0.23

Diluted	$0.25	$0.10			$0.22

Weighted average common shares outstanding (Note 7)
Basic	5,139	365			5,139

Diluted	5,229	370			5,239

(1)Components of stock-based compensation
Sales and marketing	$-	$3	$2		$5
Software license updates and product support	-	1	1		2
Cost of services	-	-	3		3
Research and development	-	2	4		6
General and administrative	-	2	1		3

Total stock-based compensation	$-	$8	$11		$19

See notes to unaudited pro forma condensed combined financial statements.

ORACLE CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended May 31, 2004

	Historical
	For the	For the Twelve
	Year Ended	Months Ended	Pro Forma
	May 31, 2004	Mar 31, 2004	Adjustments		Pro Forma
(in millions, except per share data)	Oracle	PeopleSoft	(Note 4)		Combined
Revenues:
New software licenses	$3,541	$588	$-		$4,129
Software license updates and product support	4,529	1,001	(437)	(L)	5,093

Software revenues	8,070	1,589	(437)		9,222
Services	2,086	860	-		2,946

Total revenues	10,156	2,449	(437)		12,168

Operating expenses:
Sales and marketing	2,131	672	(15)	(M)	2,788
Software license updates and product support	546	109	(4)	(M)	651
Cost of services	1,769	721	(12)	(M)	2,478
Research and development	1,254	466	(12)	(M)	1,708
General and administrative	498	164	(9)	(M)	653
Amortization of intangible assets	36	97	353	(N)	486
Acquisition related charges	54	69	-		123
Restructuring charges	-	41	-		41
Stock-based compensation(1)	4	12	42	(O)	58

Total operating expenses	6,292	2,351	343		8,986

Operating income	3,864	98	(780)		3,182
Interest expense	(21)	(1)	(276)	(P)	(298)
Interest income and other, net	102	21	-		123

Income before provision for income taxes	3,945	118	(1,056)		3,007
Provision for income taxes	1,264	47	(407)	(Q)	904

Net income	$2,681	$71	$(649)		$2,103

Earnings per share:
Basic	$0.51	$0.20			$0.40

Diluted	$0.50	$0.20			$0.39

Weighted average common shares outstanding (Note 7)
Basic	5,215	350			5,215

Diluted	5,326	357			5,340

(1)Components of stock-based compensation
Sales and marketing	$2	$3	$7		$12
Software license updates and product support	1	1	4		6
Cost of services	1	-	11		12
Research and development	-	2	17		19
General and administrative	-	6	3		9

Total stock-based compensation	$4	$12	$42		$58

See notes to unaudited pro forma condensed combined financial statements.

ORACLE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of November 30, 2004 and the unaudited pro forma condensed combined statements of operations for the six months ended November 30, 2004 and for the year ended May 31, 2004 are based on the historical financial statements of Oracle Corporation and PeopleSoft, Inc. after giving effect to our acquisition of PeopleSoft (Acquisition), borrowings under our $9.5 billion short-term loan agreement (Bridge Loan) and the assumptions and adjustments described in the notes herein. PeopleSoft’s fiscal year ends on December 31, and its historical results have been aligned to more closely conform to our May 31 fiscal year end by adding subsequent interim period results to their most recent fiscal year-end information and deducting the comparable preceding year interim period results as explained below. In addition, certain historical Oracle and PeopleSoft balances have been reclassified to conform to the pro forma combined presentation. Transactions between Oracle and PeopleSoft were nominal during the periods presented. No pro forma adjustments were required to conform PeopleSoft’s accounting policies to Oracle’s accounting policies.

The unaudited pro forma condensed combined balance sheet as of November 30, 2004 is presented as if the Acquisition and borrowings under the Bridge Loan occurred on November 30, 2004, and due to different fiscal period ends, combines the historical balance sheet for Oracle at November 30, 2004 and the historical balance sheet of PeopleSoft at September 30, 2004.

The unaudited pro forma condensed combined statement of operations of Oracle and PeopleSoft for the six months ended November 30, 2004 is presented as if the Acquisition and borrowings under the Bridge Loan had taken place on June 1, 2003 and, due to different fiscal period ends, combines the historical results of Oracle for the six months ended November 30, 2004 and the historical results of PeopleSoft for the six months ended September 30, 2004.

The unaudited pro forma condensed combined statement of operations of Oracle and PeopleSoft for the year ended May 31, 2004 is presented as if the Acquisition and borrowings under the Bridge Loan had taken place on June 1, 2003, and due to different fiscal period ends, combines the historical results of Oracle for the year ended May 31, 2004 and the historical results of PeopleSoft for the twelve months ended March 31, 2004.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Our estimates and assumptions are subject to change upon the finalization of the valuation. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and goodwill, the fair value of deferred support revenues, the fair value of consulting contract obligations assumed and restructuring costs.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Oracle that would have been reported had the Acquisition and borrowings under the Bridge Loan been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Oracle. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies nor do they include the effects of our plans to refinance and repay a portion of our Bridge Loan. The unaudited pro forma financial statements also do not include the effects of restructuring certain activities of pre-merger Oracle operations. Additionally, the net tangible assets of PeopleSoft that we acquired on December 29, 2004 were substantially different than the net assets presented in the unaudited pro forma condensed combined balance sheet, primarily as a result of higher cash balances from option exercises and higher trade receivables balances from increased sales volume during PeopleSoft’s fourth fiscal quarter prior to the date of the Acquisition. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Oracle and PeopleSoft included in their respective annual reports on Form 10-K and quarterly reports on Form 10-Q.

ORACLE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

2.	PEOPLESOFT ACQUISITION

Pursuant to our Agreement and Plan of Merger with PeopleSoft Inc., a Delaware corporation, dated December 12, 2004 (Agreement Date), we acquired approximately 75% and 97% of the outstanding common stock of PeopleSoft (including shares subject to guaranteed delivery) for $26.50 per share in cash as of December 29, 2004 and January 6, 2005, respectively. On January 7, 2005, we completed the merger of our wholly-owned subsidiary with and into PeopleSoft (Merger) and converted each remaining outstanding share of PeopleSoft common stock not submitted to us, aggregating $543 million, into a right to receive $26.50 per share in cash, without interest. As of February 28, 2005, $38 million remains payable to PeopleSoft stockholders who have not submitted their shares. We have included the financial results of PeopleSoft in our consolidated financial statements beginning December 29, 2004. The minority interest in the earnings of PeopleSoft for the period from December 29, 2004 to January 7, 2005 was nominal.

Our acquisition of PeopleSoft has been accounted for as a business combination. Assets acquired and liabilities assumed were recorded at their fair values as of December 29, 2004. The total preliminary purchase price is $11.1 billion, including PeopleSoft options assumed and acquisition related transaction costs and is comprised of:

(in millions)
Acquisition of the outstanding common stock of PeopleSoft (400.2 million shares at $26.50 per share)	$10,605
Fair value of PeopleSoft stock options assumed	492
Acquisition related transaction costs	15

Total preliminary purchase price	$11,112

The fair value of options assumed was determined using an average price of $13.86, which represented the average closing price of our common stock from two trading days before to two trading days after the Agreement Date and was calculated using a Black-Scholes valuation model with the following assumptions: expected life from vest date ranging from 90 days to 1.31 years, risk-free interest rate of 2.5 - 3.4%, expected volatility of 32% and no dividend yield. In accordance with our Agreement and Plan of Merger, the conversion value of each option assumed was determined based on the exercise price of each PeopleSoft option and the average closing price of our common stock for the 10 days preceding the Merger, which was $13.52. Approximately 53 million shares of the 98 million shares subject to options outstanding were fully vested. The portion of the estimated intrinsic value of unvested PeopleSoft options related to future service has been allocated to deferred stock-based compensation and will be amortized using the accelerated expense attribution method over the remaining vesting period, which averages 2.6 years.

Acquisition related transaction costs include our estimate of investment banking, legal and accounting fees and other external costs directly related to the Acquisition.

Under business combination accounting, the total preliminary purchase price will be allocated to PeopleSoft’s net tangible and identifiable intangible assets based on their estimated fair values as of December 29, 2004. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon a preliminary valuation, the total preliminary purchase price was allocated as follows:

(in millions)
Goodwill	$7,210
Identifiable intangible assets	3,592
Net tangible assets	1,258
Net deferred tax liabilities	(1,061)
Deferred stock-based compensation	80
In-process research and development	33

Total preliminary purchase price allocation	$11,112

ORACLE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

The preliminary allocation of the purchase price was based upon a preliminary valuation, as described below, and our estimates and assumptions are subject to change upon the finalization of the valuation.

Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Identifiable intangible assets acquired consist of developed technology, core technology, tradenames, customer contracts, software support agreements and related relationships and consulting contracts. The preliminary estimated fair value of identifiable intangible assets was determined based on a third-party valuation.

Developed technology, which comprises products that have reached technological feasibility, includes products in most of PeopleSoft’s product lines, principally the PeopleSoft Enterprise, JD Edwards Enterprise One and JD Edwards World products. Core technology represents a combination of PeopleSoft processes, patents and trade secrets related to the design and development of its applications products. This proprietary know-how can be leveraged to develop new technology and improve our applications software products. Customer contracts and software support agreements and related relationships represent the underlying relationships and agreements with customers of PeopleSoft’s installed base.

Net tangible assets were valued at their respective carrying amounts, except for adjustments to property, deferred revenues and restructuring reserves, as we believe that these amounts approximate their current fair values.

Property was reassessed to current estimated fair values based on a third-party valuation. The depreciation related to the fair value adjustment is reflected in the pro forma condensed combined statements of operations.

Deferred revenues were reduced by $403 million in the pro forma condensed combined balance sheet, to adjust deferred revenue to an amount equivalent to the estimated cost plus an appropriate profit margin to perform the services related to PeopleSoft’s software support contracts. We are still assessing whether a fair value adjustment is required for consulting contract obligations assumed.

Restructuring reserves include the severance costs related to PeopleSoft employees, planned closure of certain PeopleSoft facilities and other costs associated with exiting activities of PeopleSoft. Although we have not completed our integration, we currently estimate total restructuring costs associated with exiting activities of PeopleSoft to approximate $400 million. Total restructuring related costs associated with exiting PeopleSoft activities and certain pre-merger Oracle activities, which are discussed in Note 5, are estimated at $600 million to $700 million.

Net deferred tax liabilities include tax effects of fair value adjustments related to identifiable intangible assets, property, deferred revenues and restructuring reserves. Upon the finalization of the combined company’s legal entity structure and the restructuring plans, additional adjustments to deferred taxes may be required.

Deferred stock-based compensation represents the portion of the estimated intrinsic value, measured as of the Merger, of unvested PeopleSoft stock options related to future service that were assumed.

ORACLE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

In-process research and development (IPR&D) represents incomplete PeopleSoft research and development projects that had not reached technological feasibility and had no alternative future use when acquired. We estimate that $33 million of the purchase price represents purchased in-process technology primarily related to projects associated with the PeopleSoft Enterprise financial management system, human capital management, supply chain management and customer relationship management modules which had not yet reached technological feasibility and have no alternative future use. This amount will be expensed in our consolidated financial statements as a non-tax deductible charge.

We have currently not identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to us prior to the end of the purchase price allocation period, which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation.

3.	BRIDGE LOAN

On December 28, 2004, we entered into a $9.5 billion unsecured 364-Day Term Loan Agreement (Bridge Loan) with Wachovia Bank National Association, Credit Suisse First Boston and certain other syndicated lenders for the acquisition of PeopleSoft common stock and for related costs, fees and expenses.

Borrowings under the Bridge Loan bear interest at a rate per annum equal to, at our option, (i) the higher of Wachovia Bank’s prime rate and the rate equal to the federal funds effective rate plus 1/2 of 1% (Base Rate borrowing) or (ii) a rate based on the London interbank offered rate from time to time plus a margin which fluctuates based upon the ratings assigned from time to time by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services to our senior unsecured long-term debt (Eurodollar Rate borrowing).

On December 29, 2004, we borrowed $9.2 billion under the Bridge Loan. We initially elected a Base Rate borrowing which we converted into two Eurodollar Rate borrowings on December 31, 2004. The first Eurodollar Rate borrowing of $2.0 billion (effective interest rate of 2.92%) was repaid on February 28, 2005. The effective interest rate on the second Eurodollar Rate borrowing of $7.2 billion is 3.01%. All amounts borrowed are due on or before December 27, 2005. We are required to pay any related breakage costs in connection with prepaying any Eurodollar Rate borrowing.

4.	PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(A)	To record the following adjustments to cash:

(in millions)
To record proceeds from Bridge Loan	$9,200
To record cash paid for PeopleSoft common stock	(10,062)

Total adjustments to cash	$(862)

(B)	To eliminate PeopleSoft’s historical goodwill and record the preliminary fair value of goodwill.

	Historical	Preliminary
	Amount,	Fair
(in millions)	Net	Value	Increase
Goodwill	$1,015	$7,210	$6,195

ORACLE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(C)	To record the difference between the preliminary fair value and the historical amount of intangible assets.

	Historical	Preliminary						Estimated
	Amount,	Fair		Annual		Six Months		Useful
(Dollars in millions)	Net	Value	Increase	Amortization**		Amortization**		Life
Developed technology	$190	$614	$424	$123		$61		5 yrs.
Core technology	46	349	303	70		35		5 yrs.
Trademarks	-	70	70	10		5		7 yrs.
Customer contracts	88	250	162	25		13		10 yrs.
Software support agreements and related relationships	264	2,309	2,045	222	*	111	*	10 yrs.

Total identifiable intangible assets	$588	$3,592	$3,004	450		225

PeopleSoft historical amortization				97		61

Net increase in amortization				$353		$164

* A portion of the software support agreements and related relationships intangible asset relates to contractual obligations for which PeopleSoft had not yet been paid. The amortization of this portion is reflected as a reduction of software license updates and product support revenues rather than amortization of intangible assets expense - see (L).

** Pro forma amortization expense is calculated herein using the straight-line method. However, upon completion of our valuation process, we may conclude that intangible assets should be amortized using an accelerated method.

(D)	To record the difference between the preliminary fair value and the historical amount of PeopleSoft’s property.

	Historical	Preliminary				Estimated
	Amount,	Fair	Net	Annual	Six Months	Average
(Dollars in millions)	Net	Value	Decrease	Depreciation	Depreciation	Useful Life
Buildings and improvements	$314	$235	$(79)	$8	$4	30 yrs.
Land	76	56	(20)	-	-	-
Computer equipment	57	55	(2)	27	14	2 yrs.
Other	65	31	(34)	21	10	1.5 yrs.

Total property	$512	$377	$(135)	56	28

PeopleSoft historical depreciation				108	51

Net decrease in depreciation				$(52)	$(23)

Net decrease in depreciation by operating expense line item:				Annual	Six Months
(in millions)				Depreciation	Depreciation

Sales and marketing				$(15)	$(6)
Software license updates and product support				(4)	(2)
Cost of services				(12)	(6)
Research and development				(12)	(5)
General and administrative				(9)	(4)

Net decrease in depreciation				$(52)	$(23)

ORACLE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(E)	To record the adjustment for deferred tax assets and deferred tax liabilities related to identifiable intangible assets, property, deferred revenues and restructuring costs.

	Preliminary
	Fair Value	Statutory	Deferred Tax
(Dollars in millions)	Adjustment	Tax Rate	Asset (Liability)
Increase in identifiable intangible assets	$3,004	38.5%	$(1,157)
Decrease in deferred revenues	403	38.5%	(155)

Deferred tax liabilities			(1,312)

Decrease in property	135	38.5%	52
Restructuring reserves	400	38.5%	154

Deferred tax assets			206

Net deferred tax liabilities			$(1,106)

(F)	To record the $9.2 billion Bridge Loan obligation.

(G)	To record the following adjustments to accounts payable and accrued liabilities:

(in millions)
Cash payable to former PeopleSoft stockholders for shares not tendered as of the Merger	$543
Acquisition related transaction costs	15

Total adjustments to accounts payable and accrued liabilities	$558

(H)	To record short-term restructuring costs associated with exiting activities of PeopleSoft. Restructuring costs include the severance costs related to PeopleSoft employees, expected closure of certain PeopleSoft facilities and other costs associated with exiting activities of PeopleSoft. Although we have not completed our integration, we currently estimate total restructuring costs associated with exiting activities of PeopleSoft to approximate $400 million, of which $310 million is a current liability and $90 million is long-term.

(I)	To record the difference between the preliminary fair value and the historical amount of PeopleSoft’s short-term deferred revenue - see (L).

(J)	To record the following adjustments to other long-term liabilities:

(in millions)
To record the long-term portion of estimated restructuring costs associated with exiting activities of PeopleSoft	$90
To record the difference between the preliminary fair value and the historical amount of PeopleSoft’s long-term deferred revenue	(72)

Total adjustments to other long-term liabilities	$18

(K) To record the following adjustments to stockholders’ equity:

(in millions)
To record the preliminary value of PeopleSoft options assumed in the Acquisition	$492
To record the preliminary estimate of the fair value of in-process research and development	(33)
To record deferred stock-based compensation related to unvested PeopleSoft options	(80)
To eliminate PeopleSoft’s historical stockholders’ equity	(3,038)

Total adjustments to stockholders’ equity	$(2,659)

ORACLE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operations:

(L)	To record the preliminary fair value adjustment to deferred revenue acquired. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin to perform services related to PeopleSoft’s software support contracts based on the deferred revenue balances of PeopleSoft as of September 30, 2004 and does not reflect the actual fair value adjustment as of the date of acquisition. We are currently assessing whether a fair value adjustment will be required for consulting contract obligations assumed.

				Decrease in	Decrease in
				Annual	Six Months
	Historical	Preliminary		Support	Support
(in millions)	Amount, Net	Fair Value	Decrease	Revenue	Revenue
Software license updates and product support	$541	$216	$(325)	$(290)	$(14)
Services	95	95	-	-	-
New software licenses	6	-	(6)	(6)	-

Short-term deferred revenues	642	311	(331)	(296)	(14)
Long term software license updates and product support	120	48	(72)	(64)	(3)

Total deferred revenues, net	$762	$359	$(403)	(360)	(17)

Amortization of software support agreements and related relationships intangible asset*				(77)	(4)

Total revenue adjustment				$(437)	$(21)

* A portion of the software support agreements and related relationships intangible asset relates to contractual obligations for which PeopleSoft had not yet been paid. The amortization of this portion is reflected as a reduction of software license updates and product support revenues rather than amortization of intangible assets expense - see (C).

(M)	To record a reduction in depreciation expense related to the decreased basis of fixed assets acquired - see (D).

(N)	To record additional amortization expenses related to intangible assets acquired - see (C).

(O)	To record the amortization of stock-based compensation related to the unvested portion of PeopleSoft options assumed in connection with the Acquisition using the accelerated expense attribution method over the remaining vesting period, which averages 2.6 years. Stock-based compensation relates to the following operating expense line items:

	Deferred	Increase in	Increase in
	Stock-Based	Annual	Six Months
(in millions)	Compensation	Amortization	Amortization
Sales and marketing	$14	$7	$2
Software license updates and product support	7	4	1
Cost of services	20	11	3
Research and development	33	17	4
General and administrative	6	3	1

Stock-based compensation expense	$80	$42	$11

ORACLE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

(P)	To record interest expense associated with the Bridge Loan. The pro forma condensed combined statements of operations do not assume reductions in interest based on actual and anticipated principal repayments of our initial borrowings under the Bridge Loan or changes in interest rates if we refinance the Bridge Loan.

		Estimated	Increase	Increase
		Annual	(Decrease) in	(Decrease) in
		Interest	Annual	Six Months
(Dollars in millions)	Amount	Rate	Interest Exp.	Interest Exp.
Bridge Loan	$9,200	3.0%	$276	$138
Impact of a 1/8% increase in interest rate			$12	$6
Impact of a 1/8% decrease in interest rate			$(12)	$(6)

(Q)	To record income tax impact on pro forma adjustments at our statutory tax rate of 38.5%. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Oracle and PeopleSoft filed consolidated income tax returns during the periods presented.

	Twelve Months Ended	Six Months Ended
(Dollars in millions)	May 31, 2004	November 30, 2004
Pro forma adjustments before income taxes	$(1,056)	$(311)
Statutory tax rate	38.5%	38.5%

Pro forma income tax adjustment	$(407)	$(120)

5.	RESTRUCTURING ACTIVITIES OF PRE-MERGER ORACLE OPERATIONS

As part of integrating the two companies, we preliminarily expect to incur costs of ranging from $200 million to $300 million over the next several quarters related to severance costs associated with Oracle employees and costs of vacating certain Oracle leased facilities that existed prior to the Merger. No adjustment has been included in the pro forma condensed combined financial statements for the estimate of restructuring costs related to pre-merger Oracle activities.

Total restructuring related costs associated with exiting certain pre-merger Oracle activities, discussed in the previous paragraph, and PeopleSoft activities, which are discussed in Note 2, are estimated to be $600 million to $700 million.

ORACLE CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Continued)

6.	COMMITMENTS UNDER THE PEOPLESOFT CUSTOMER ASSURANCE PROGRAM

In June 2003, in response to our tender offer, PeopleSoft implemented what it referred to as the “customer assurance program” or “CAP.” The CAP incorporated a provision in PeopleSoft’s standard licensing arrangement that purports to contractually burden Oracle, as a result of its acquisition of PeopleSoft, with a contingent obligation to make payments to PeopleSoft customers should Oracle fail to take certain business actions for a fixed period of time subsequent to the acquisition. The payment is fixed at an amount generally between two and five times the license and first year support fees paid to PeopleSoft in the applicable license transaction. This purported obligation was not reflected as a liability on PeopleSoft’s balance sheet as PeopleSoft concluded that it could be triggered only following the consummation of an acquisition. PeopleSoft used six different standard versions of the CAP over the 18-month period commencing June 2003. PeopleSoft ceased using the CAP on December 29, 2004, the date on which we acquired our controlling interest in PeopleSoft. The aggregate potential CAP obligation as of December 29, 2004 was $3.5 billion. We have concluded that, as of the date of the acquisition, the penalty provisions under the CAP represent a contingent liability of Oracle. We have not recorded a liability related to the CAP, as we do not believe it is probable that our post-acquisition activities related to the PeopleSoft product line will trigger an obligation to make any payment pursuant to the CAP.

In addition, while no assurance can be given as to the ultimate outcome of litigation, we believe we would also have substantial defenses with respect to the legality and enforceability of the CAP contract provisions in response to any claims seeking payment from Oracle under the CAP terms.

7.	PRO FORMA EARNINGS PER SHARE

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of Oracle common stock outstanding and adjusted for the estimated common stock dilution under the treasury stock method for PeopleSoft options assumed.

	Weighted Average Shares
	Twelve Months Ended	Six Months Ended
(in millions)	May 31, 2004	November 30, 2004
Basic, as reported and pro forma	5,215	5,139

Diluted, as reported	5,326	5,229
Adjustment for new equivalent Oracle shares	14	10

Diluted, pro forma	5,340	5,239